Exhibit 10.1

August 12, 2010

Mr. Neil Davidson

RE:                              Employment Offer

Dear Mr. Davidson:

Bally Technologies, Inc. (the “Company”) is pleased to offer you continued employment with the Company under the following terms and conditions.  The effective date of this offer letter will be August 12, 2010 (the “Effective Date”).  Notwithstanding anything herein to the contrary, either you or the Company may terminate your employment at any time with or without cause, with the rights and obligations of the parties upon termination of your employment limited strictly to the terms of this letter agreement.

Further, the terms and conditions of this letter agreement shall be conditional upon the continuous review and approval of Bally Technologies’ Compliance Committee.

1.                                      Definitions.

“Cause” means the following events leading to termination of employment as determined by the Company, upon reasonable investigation, in its judgment and discretion, as the case may be after: (1) a substantial act or omission which is dishonest or fraudulent against the Company, (2) a conviction of a felony or conviction of a gross misdemeanor involving moral turpitude or criminal conduct against any person or property, including without limitation, the Company, (3) a substantial act or omission that constitutes willful misconduct in the performance of your job responsibilities or material failure to adhere to legal Company policies, (4) any improper or illegal act, omission or pattern of conduct in the performance of your job responsibilities, which is not remedied by you within thirty (30) days of your receipt of written notice from the Company, (5) a breach of the Company’s then-current corporation policies, procedures and rules, (6) any material breach of this letter agreement by you, or (7) failure to comply with any provision of the gaming laws of the State of Nevada or the rules and regulations of the Nevada Gaming Control Board or the Nevada Gaming Commission or any gaming law, ordinance, rule or regulation of any city or county having jurisdiction, or the gaming laws, regulations and rules of any other nation, state, county or other jurisdiction in which the Company may be doing business at any time which will materially and negatively affect the registration and licensing of the Company.

“Change of Control” means such circumstances which shall have been deemed to occur upon (1) the consummation of a tender for or purchase of more than fifty percent (50%) of the Company’s capital stock (as “Company” is defined below) by a third party, excluding the initial public offering by the Company of any class of its capital stock, (2) a merger, consolidation or recapitalization of the Company such that the stockholders of the Company immediately prior to the consummation of such transaction possess less than fifty percent (50%) of the voting securities of the surviving entity immediately after the transaction or (3) the sale, lease or other disposition of all or substantially all of the assets of the Company.

“Diminution of Duties” means any change in your title, job duties and responsibilities that materially alters or modifies your employment duties and responsibilities with the Company in any manner that results in a material diminution or reduction of your work duties and responsibilities that occurs following a Change of Control of the Company.

“Salary Continuation” means the Company’s continued payment of your then-current base salary on normal paydays following termination of your employment with the Company, paid under such circumstances described in further detail in this letter agreement, less standard withholding and offset by all income earned from other employment during any period of time that you receive any Salary Continuation.

2.                                      Compensation.

A.                                    Position and Title.  You are hereby offered the position of Senior Vice President and Chief Financial Officer.  You will report to the Chief Executive Officer of Bally Technologies, Inc.  Your duties will generally include all management and supervision of all of the Company’s finance and accounting functions and staffing, along with any other related duties that the Chief Executive Officer may assign to you.  In addition, your duties will include the position of Corporate Treasurer for the Company and its subsidiaries and affiliates and fulfilling any other work duties and requirements for the Company that are related thereto.

B.                                    Salary.  Your base salary will be $300,000 a year beginning on the Effective Date.  Your base salary will be reviewed annually and adjustments may be made at the Company’s option, and based on merit, and all at the Company’s sole discretion.  The Company makes no express representations as to the certainty of any salary increases.

C.                                    Management Incentive Program. Notwithstanding the Effective Date of this letter agreement, and provided that you are then employed by the Company, you will be entitled to participate in the Company’s Senior Management Incentive Program or any successor plan (the “MIP”), effective as of July 1, 2010.  This incentive plan currently entitles you to receive a target performance bonus in the amount of 60% of your base salary, subject to the terms and conditions of the plan. If your employment terminates for any reason other than as a result of a termination without Cause by the Company (or any successor) or Diminution of Duties, in either case within one year following a Change of Control of the Company, you shall not be entitled to any portion of the MIP; provided, however, that if your employment terminates without Cause by the Company (or any successor) or as a result of a Diminution of Duties, in either case within one year following a Change of Control, you will be entitled to receive a pro rata portion of such bonus, based on the number of days that you have actually worked in the fiscal year coinciding with your termination.  Such bonus shall be determined and paid at the end of the fiscal year coinciding with your termination, all in the manner that such bonuses are customarily paid to plan participants and subject to the terms and conditions of the plan.  Any such bonus shall be paid pursuant to the terms and conditions of the plan, with any personal objective component of the plan deemed as achieved on a pro rata basis, based on the number of days that you have actually worked in the fiscal year coinciding with your termination and at a personal achievement set at 50% of the personal objective target.  For clarity, and as an example only, if, under the conditions specified, your employment terminates 3 months after the Company’s then-current fiscal year begins, and your personal objective portion of the plan is targeted at 30% of the total bonus, then your personal objective component of the plan for that fiscal year shall be considered 3.75% achieved (30% target multiplied by 3/12 multiplied by 50%), provided that you have met all other terms and conditions of the plan.  Payment of any such bonus on termination of employment shall be subject to the satisfaction of your obligations under Section 2G of this letter agreement.

D.                                    Transition Bonus.  Provided that you are then employed by the Company, and in addition to any other incentive compensation you may become entitled to, you will be eligible to earn a one-time additional cash bonus in the amount of up to $100,000 gross, payable within 75 days following the end of the Company’s 2011 fiscal year, if, in the discretion of Chief Executive Officer and the Board of Directors of Bally Technologies, Inc. (the “Board”), you have achieved by then a successful transition into the role of Chief Financial Officer which shall, in part, be based upon: (i) their subjective determination  that substantially all of your personal objectives under the MIP have been satisfied; and (ii) your regular communication with the Audit Committee to the Board regarding the status of your transition, along with any other information that the Board may require from time to time; provided however that, if your employment terminates prior to the end of the Company’s 2011 fiscal year for any reason, you shall not be entitled to any portion of this transition bonus.

E.                                      Equity Awards.  Subject to the approval of the Board, you will be granted an option on the Effective Date to acquire 30,000 shares of Bally Technologies, Inc. common stock (the “Common Stock”) at the per-share exercise price which will be equal to the market price of a share of Common Stock as of the close of business on the Effective Date, referred to as the “Option.”  In addition, subject to Board approval, on the Effective Date, you will be awarded 14,000 shares of restricted Common Stock, referred to as the “Restricted Stock.”  Subject to the express provisions of this letter agreement, the Option and the Restricted Stock will be issued pursuant to the Bally Technologies, Inc. 2010 Long Term Incentive Plan (the “LTIP”) and the forms of award agreement currently used thereunder, and in accordance with the Company’s then current policies and procedures for equity-based compensation awards.

The Option and the Restricted Stock shall become vested and, to the extent applicable, exercisable in three installments, with one-third of the shares subject to each award vesting on the second, third and fourth anniversaries of the Effective Date, subject to your continued employment with the Company through each vesting date.  The Company intends to implement an employee stock ownership program for senior level executives.  Due to your title, responsibilities, and the size of your equity grants, you will be subject to these guidelines as they are approved by the Company’s Board of Directors.

Subject to Section 2G of this letter agreement, and in the event your employment with the Company terminates: (i) because of a termination of employment by the Company (or any successor) without Cause; or (ii) by you, as a result of a Diminution of Duties, in each case, within one year following a Change of Control of the Company, then: (1) if such termination of employment occurs within one year following the Effective Date, those installments of Options and the Restricted Stock scheduled to vest within two years of the date of  the Effective Date  shall immediately become vested and for those options granted on or after the Effective Date you shall have one  year from the date of your termination of employment (or, if sooner, until the end of the existing contractual term of your Options) to exercise your vested Options (options granted before the Effective Date will remain exercisable and terminate in accordance with their terms and conditions and the LTIP); and (2) if such termination of employment occurs at any time after the first anniversary of the Effective Date, those installments of Options and the Restricted Stock scheduled to vest within one year of the date of such termination of employment shall immediately become vested and for those options granted on or after the Effective Date you shall have one year from the date of your termination of employment (or, if sooner, until the end of the existing contractual term of your Options) to exercise your vested Options (options granted before the Effective Date will remain exercisable and terminate in accordance with their terms and conditions and the LTIP).

F.                                      Salary Continuation.  If the Company terminates your employment without Cause after the Effective Date, the Company will pay you Salary Continuation for a period of one year immediately following such termination of your employment, subject to: (1) the release agreement described in paragraph G below becoming effective and irrevocable in accordance with its terms; and (2) your continued compliance with the covenants described in Section 3 below.  You will not receive Salary Continuation for any period of time following your termination if the Company terminates your employment for Cause or if you terminate your employment for any reason at any time, unless you terminate your employment as a result of a Diminution of Duties occurring within one year following a Change of Control of the Company.  If you terminate your employment as a result of a Diminution of Duties occurring within one year following a Change of Control of the Company, the Company will pay you Salary Continuation for a period of one year immediately following such termination of employment, subject to (i) the release agreement described in paragraph G below becoming effective and irrevocable in accordance with its terms and (ii) your continued compliance with the covenants described in Section 3 below.

G.                                    Termination Release.  The payment to you of any amounts of cash and equity compensation following termination of your employment with the Company in accordance with Section 2 of this letter agreement shall be conditioned upon the execution by you within 21 days following your termination of employment of a release agreement providing for the release of all claims against the Company or any successor, and the irrevocability of the same.

3.                                      Employment Covenants.

A.                                    Covenant not to compete. You agree not to compete with the Company for as long as you are employed by the Company. You agree not to compete with the Company for one year after your employment with the Company terminates if the Company terminates you for Cause, or if you quit for any reason (the “Non-Compete Period”), on the terms and conditions set forth in Section 2 above.

If you are terminated without Cause, or if you quit as a result of Diminution of Duties, in either case within one year following a Change of Control, you agree not to compete with the Company during any period that you receive Salary Continuation, as set forth above.

To “compete” means to establish, engage, or be connected with, directly or indirectly, any person or entity engaged in a business in competition with the business of the Company (which, as defined above, includes any of the Company’s subsidiaries or affiliates) in any area where the Company does business, whether as an employee, owner, partner, agent, employee, officer, consultant, advisor, stockholder (except as the beneficial owner of not more than 5 percent of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which you do not undertake any management or operational or advisory role) or in any other capacity, for your own account or for the benefit of any person or entity.

You acknowledge and agree that the scope and duration of this covenant not to compete are reasonable and fair. However, if a court of competent jurisdiction determines that this covenant is overly broad or unenforceable in any respect, you and the Company agree that the covenant shall be enforced to the greatest extent the court deems appropriate and that the court may modify this covenant to that extent.

B.                                    Covenant not to solicit customers, employees, or consultants. You agree that during your employment with the Company and for one year after your employment ends for any reason, you shall not, directly or indirectly, (i) aid or endeavor to solicit or induce any other employee or consultant of the Company to leave the Company to accept employment of any kind with any other person or entity, or (ii) solicit the trade or patronage of any of the Company’s customers (which includes customers of any of the Company’s subsidiaries or affiliates) or of anyone who has traded or dealt with the Company with respect to any technologies, services, products, trade secrets, or other matters in which the Company is active.

C.                                    Confidential information. You agree that your work for the Company will give you access to confidential matters of the Company not publicly known such as proprietary matters of a technical nature (including but not limited to know-how, technical data, gaming processes, gaming equipment, techniques, developments) and proprietary matters of a business nature (including but not limited to information about costs, profits, markets, sales, lists of customers, and matters received by the Company in confidence from other parties), collectively referred to as “Confidential Matters.” Some Confidential Matters may be entitled to protection as “Trade Secrets,” as that term is defined in N.R.S. 600A.030(5), the Restatement of Torts, and case law interpreting the same.

You agree to keep secret all such Confidential Matters and agree not to directly or indirectly, other than is necessary in the business of the Company and the scope of your employment, disclose or use any such Confidential Matters at any time except (i) with prior written consent of the Company, (ii) as necessary in any judicial or arbitration action to enforce the provisions of this letter agreement, (iii) in connection with any judicial or administrative proceeding to the extent required by law, and (iv) as otherwise required by law. You agree that all written materials (including correspondence, memoranda, manuals, notes, and notebooks) and all models, mechanisms, devices, drawings, and plans in your possession from time to time (whether or not written or prepared by you) embodying Confidential Matters shall be and remain the sole property of the Company, and you will use all reasonable precautions to assure that all such written materials and models, mechanisms, devices, drawings, and plans are properly protected and kept from unauthorized persons. You further agree to deliver all Confidential Matters, including copies, immediately to the Company on termination of your employment for any reason, or at any time the Company may request.

After termination of your employment with the Company for any reason, you shall not reveal directly or indirectly to any person or entity or use for your personal benefit (including without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company) any Confidential Matters. To the extent that any Confidential Matters are considered by the Company as Trade Secrets, you agree that all limitations on use of these Trade Secrets shall last forever. You further agree that immediately upon or after termination, you will deliver to the Company all memoranda, notes, reports, lists, models, mechanisms, devices, drawings or plans and other documents (and all copies thereof) in your possession relating to the business of the Company or its subsidiaries and affiliates.

D.                                    Intellectual Property. You shall promptly disclose in writing to the Company all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not patentable, and the expressions of all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not copyrightable (collectively “Inventions”), conceived, developed, or first actually reduced to practice by you, either alone or with others, during your employment with the Company or during the first six months after your employment with the Company ends for any reason, that (i) relate in any manner to the existing or contemplated business or research activities of the Company, (ii) are suggested by or result from your work for the Company; or (iii) result from the use of time, materials, or facilities of the Company. All Inventions you conceive, develop, or first actually reduce to practice, either alone or with others, while employed by the Company that relate in any manner to the existing or contemplated business or research activities of the Company shall be the exclusive property of the Company. You assign to the Company your entire right, title, and interest in and to all such Inventions and to all unpatented Inventions that you now own, except those specifically described in a statement that has been separately executed by you and an officer of the Company and attached hereto, provided, however, that if no such list is attached, you represent and warrant that there are no such Inventions. You will, at the request and expense of the Company, execute specific assignments to any such Inventions and execute, acknowledge, and deliver patent applications and such other documents (including but not limited to all provisionals, continuations, continuations-in-part, continued prosecution applications, extensions, re-issues, re-examinations, divisionals and foreign counterparts) and take such further action as may be considered necessary by the Company at any time, whether during your employment with the Company or after it terminates for any reason, to obtain and define letters patent in any and all countries and to vest title to such Inventions and related patents or patent applications in the Company or its assignees. Any Invention that you disclose to a third person or describe in a patent application filed by you or in your behalf during your employment with the Company or within six months after your employment with the Company terminates for any reason shall be presumed to have been conceived or made by you during your employment with the Company unless proved to have been conceived and made by you after the expiration or termination of this letter agreement.

You acknowledge that the remuneration you receive in connection with your employment with the Company includes reasonable compensation for the fact that the Intellectual Property rights will vest in the Company and/or its affiliated companies (if so designated by the Company) by operation of law or for the assignment and transfer to the Company of such rights pursuant to this Section 3.

E.                                      Non-disparagement. You and the Company each agree that, during your employment with the Company and after your employment with the Company terminates for any reason, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics, or business practices of the other (including, in the case of the Company, its affiliates and subsidiaries), except, in each case, to the extent (but solely to the extent) necessary (i) in any judicial or arbitration action to enforce the provisions of this letter agreement, or (ii) in connection with any judicial or administrative proceeding to the extent required by applicable law, or (iii) as otherwise required by law.

F.                                      Injunctive relief; jurisdiction. You acknowledge that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach any of your obligations under this letter agreement. Accordingly, you agree that the Company will be entitled, at its option, to injunctive relief against any breach or prospective breach by you of your obligations under this section in any federal or state court of competent jurisdiction sitting in Nevada, in addition to monetary damages and any other remedies available at law or in equity. You hereby submit to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agree that process may be served on you by registered mail, addressed to your last address known to the Company, or in any other manner authorized by law.  The Company may also suspend any salary continuation payments during any period that you are in breach of this letter agreement and the applicable restricted period shall be extended by any period that you are in breach.

G.                                    Material inducements. The restrictive covenants and other provisions in this letter agreement are material inducements to the Company entering into and performing its obligations under this letter agreement. Accordingly, in the event of any breach of the provisions of this section by you, in addition to all other remedies at law or in equity possessed by the Company, including but not limited to the right to enforce the covenants you have agreed to in this letter agreement, the Company shall have the right to terminate this letter agreement and your employment with the Company and not pay any amounts payable to you under this letter agreement.  In the event any of the provisions of this letter agreement are individually deemed unlawful, any remaining provisions of this letter shall remain in full force and effect.

4.                                      Miscellaneous.

The intent of the parties is that payments and benefits under this letter agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith.  For purposes of this letter agreement, a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits that are considered to be deferred compensation under

Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A.  In addition, if you are deemed on the date of your termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six-month period measured from the date of such “separation from service,” and (ii) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum without interest, and any remaining payments and benefits due under this letter agreement will be paid or provided in accordance with the normal payment dates specified for them herein.  Each payment hereunder shall be deemed a separate payment for purposes of Section 409A.

Except as modified by this letter, the terms and conditions of your employment with the Company shall continue to be subject to the Company’s regular employment policies and practices and benefits as may be in effect from time to time.  This letter comprises the entire agreement between you and the Company and supersedes all other oral and written agreements previously entered into by you and the Company concerning the same subject matter.  If accepted, this offer will not create an agreement of employment for any specific term or otherwise alter the at-will nature of your employment relationship with the Company.  If you accept this offer, either you or the Company may terminate your employment at any time with or without cause.

If you accept this offer of employment, please sign below and return this letter to me. Once signed and returned, this letter will comprise a binding agreement between you and the Company.  If you have any questions about its meaning, you are urged to consult with your attorney.

Sincerely,

BALLY TECHNOLOGIES, INC.

/s/ Mark Lerner
By: Mark Lerner
Secretary

ACCEPTANCE

I have read the foregoing letter, and I have reviewed it with counsel or have had the opportunity to do so. I understand and accept its terms.

/s/ Neil Davidson
Neil Davidson